Exhibit 24
POWER OF ATTORNEY
Each person whose signature appears below does hereby constitute and appoint Terry D. McCallister, Adrian P. Chapman, Leslie T. Thornton, Vincent L. Ammann, Jr. and William R. Ford, or any of them singly, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person’s behalf, and in any and all capacities, Form 10-K for the fiscal year ended September 30, 2016, of WGL Holdings, Inc. and Washington Gas Light Company any and all amendments thereto, under the Securities Exchange Act of 1934, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Michael D. Barnes	Director	November 16, 2016
(Michael D. Barnes)

/s/ Stephen C. Beasley	Director	November 16, 2016
(Stephen C. Beasley)

/s/ George P. Clancy, Jr.	Director	November 16, 2016
(George P. Clancy, Jr.)

/s/ James W. Dyke, Jr.	Director	November 16, 2016
(James W. Dyke, Jr.)

/s/ Nancy C. Floyd	Director	November 16, 2016
(Nancy C. Floyd)

/s/ Linda R. Gooden	Director	November 16, 2016
(Linda R. Gooden)

/s/ James F. Lafond	Director	November 16, 2016
(James F. Lafond)

/s/ Debra L. Lee	Director	November 16, 2016
(Debra L. Lee)

/s/ Dale S. Rosenthal	Director	November 16, 2016
(Dale S. Rosenthal)